Exhibit 1.2

Hutchison Global Communications Holdings Limited

(Incorporated in Bermuda with limited liability)
(Stock Code: 757)

ANNOUNCEMENT

This announcement is made in connection with the increase in the trading volume of the shares of the Company today. The directors of the Company are not aware of any reasons for such increase save that the Company was informed that DBS Bank Ltd has today disposed of 140 million shares of the Company.

This announcement is made at the request of The Stock Exchange of Hong Kong Limited (the “Stock Exchange”).

The directors of Hutchison Global Communications Holdings Limited (the “Company”) have noted the increase in the trading volume of the shares of the Company today and wish to state that they are not aware of any reasons for such increase, save that the Company was informed by DBS Bank Ltd that it has today disposed of 140 million shares of the Company.

The board of directors of the Company (the “Board”) also confirms that there are no negotiations or agreements relating to intended acquisitions or realisations which are discloseable under Rule 13.23 of The Rules Governing the Listing of Securities on the Stock Exchange (the “Listing Rules”) and neither is the Board aware of any matter discloseable under the general obligation imposed by Rule 13.09 of the Listing Rules, which is or may be of a price-sensitive nature.

Made by the order of the Board, the directors of which individually and jointly accept responsibility for the accuracy of this announcement.

As at the date of this announcement, the directors of the Company are:

Executive Directors:
Mr. FOK Kin-ning, Canning (Chairman)
Mr. LAI Kai Ming, Dominic (Deputy Chairman)
Mrs. CHOW WOO Mo Fong, Susan
Mr. Frank John SIXT
Mr. LUI Pok Man, Dennis
Mr. WONG King Fai, Peter
Mr. KAN Ka Wing, Frankie
Ms. CHAN Wen Mee, May
Mr. LAM Hon Nam
Non-executive Directors: Mr. Tuan LAM Mr. YANG Paul Chunyao (alternate to Mr. Tuan Lam) Independent Non-executive Directors: Mr. CHENG Ming Fun, Paul Mr. CHEONG Ying Chew, Henry Dr. LAM Lee G.

By Order of the Board

Edith Shih

Company Secretary

Hong Kong, 11 January 2005

* For identification purposes only